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                                                                   EXHIBIT 10.18

                        SETTLEMENT AGREEMENT AND RELEASE


         The "parties" to this Settlement Agreement and Release ("Settlement Agreement"), which was made and entered into as of February 11, 2002, are Image Sensing Systems, Incorporated ("ISS") and William L. Russell ("Russell").

         WHEREAS, Russell has been employed by ISS since on or about June 10, 1998 as its President.

         WHEREAS, ISS and Russell executed an Executive Employment Agreement effective as of June 12, 2000. A copy of that Executive Employment Agreement is attached hereto as Exhibit A.

         WHEREAS, the Executive Employment Agreement provides in part that ISS and Russell "may terminate [the] Agreement at any time and upon any other terms or conditions by mutual written agreement."

         WHEREAS, ISS alleges that it is not required to provide any termination pay to Russell pursuant to the Executive Employment Agreement. Russell alleges that he is entitled to termination pay pursuant to the Executive Employment Agreement.

         WHEREAS, ISS and Russell recognize the inconvenience and expense of litigation, and wish to avoid such inconvenience and expense. As a result, ISS and Russell desire to terminate, compromise and settle any and all claims over the amount of termination pay owed to Russell, pursuant to the following terms and conditions.

         NOW, THEREFORE, in consideration of the promises contained herein, the parties agree as follows:




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                              SETTLEMENT AGREEMENT


         1. Termination of Executive Employment Agreement. ISS and Russell mutually agree that this Settlement Agreement supercedes and replaces the Executive Employment Agreement. Moreover, pursuant to this Settlement Agreement, ISS and Russell mutually agree to the termination of the Executive Employment Agreement effective immediately, with the sole exception that Russell's obligations pursuant to Article 6 (Confidential Information; Intellectual Property) and Article 7 (Non-Competition and No Raid Covenants) shall survive the termination of the Executive Employment Agreement in their entirety, and are hereby incorporated into this Settlement Agreement and made a part hereof as if fully set forth herein.

         2. Termination Payment to Russell. No later than ten days after the execution of this Agreement by all parties, ISS shall pay to Russell $167,000, minus any amounts withheld by ISS for applicable federal, state and local taxes, including income taxes and FICA ("Termination Pay"). The amount paid to Russell pursuant to this paragraph will be included on Russell's W-2 for 2002. Termination Pay shall be forwarded to Russell by mail, at the following address:
1770 Delaware Street, West Saint Paul, MN 55118. Russell acknowledges the adequacy and sufficiency of the Termination Pay as consideration for this Settlement Agreement, including, but not limited to, provisions contained herein related to the termination of the Executive Employment Agreement, the articles which survive the termination of the Executive Employment Agreement, the releases, and the numbered paragraphs of this Settlement Agreement. Payment is effective upon mailing.





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         3. Mutual Termination of Employment. The parties agree that effective immediately, Russell's employment with ISS shall terminate, and that there is no longer an employment relationship between ISS and Russell.

         4. Resignation from All Positions. Russell hereby resigns from all positions with the ISS, including, but not limited to, any and all positions he holds as an officer and/or director of ISS.

         5. Nondisparagement. Russell agrees that he will not engage in any verbal, written or other communications that in any way disparage, defame, libel, slander, malign or otherwise cause harm or potential harm to the reputation or goodwill of ISS or the officers, directors and employees of the ISS.

         6. Irreparable Harm/Injunctive Relief: The parties to this Settlement Agreement mutually agree that any breach of paragraph 5 of this Settlement Agreement or of Articles 6 or 7 of the Executive Employment Agreement which, pursuant to paragraph 1 above survive termination of the Executive Employment Agreement, and are incorporated herein and made a part hereof, would result in irreparable harm to ISS, entitling ISS, among other things, to immediate injunctive relief.

         7. Release by ISS. ISS hereby releases, any and all claims, causes of actions, obligations or liabilities, solely in connection with the amount of Termination Pay to be paid to Russell. ISS covenants and agrees that it will not file or pursue any claim or cause of action against Russell solely in connection with the amount of Termination Pay to be paid to Russell. If ISS breaches this covenant, it shall pay the attorneys' fees and costs of the party against whom the claim, or cause of action was asserted, related to securing dismissal of said claim or cause, or cause of action.




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         8. Release by Russell. Russell, for and on behalf of himself and his heirs, administrators, executors, successors and assigns hereby releases, acquits and forever discharges ISS, its parents, subsidiaries, related companies, affiliates, and assigns, and its current and former directors, officers, agents, attorneys, and employees, from any and all claims, charges, causes of actions, obligations or liabilities, known and unknown, which arise on or before the effective date of this Settlement Agreement . By way of illustration only, this Release encompasses, but is not limited to: any claim or allegations stemming from the Executive Employment Agreement, his termination, the Termination Pay, and claims, charges, or causes of action that could be brought under Title VII of the Civil Rights Act of 1964, 42 U.S.C.ss.2000(e) et seq., as amended; the Civil Rights Act of 1866, as amended; the Equal Pay Act, as amended; United States Executive Orders 11246 and 11375; The Regulations of the Office of Federal Contract Compliance Programs, as amended; the Rehabilitation Act of 1973, as amended, 29 U.S.C.ss.701, et. seq.; the Age Discrimination in Employment Act (including the Older Workers Benefit Protection
Act), 29 U.S.C.ss. 621 et seq.; the Americans With Disabilities Act, 42 U.S.C. ss.ss. 12101-12213; the Employee Retirement Income Security Act (ERISA), 29 U.S.C.ss. 1001, et seq. ; the Fair Labor Standards Act, 29 U.S.C.ss. 201, et seq.; the National Labor Relations Act, 29 U.S.C.ss. 151, et seq., the Worker Adjustment Retraining and Notification Act, 29 U.S.C.ss. 2101, et seq., the Minnesota Human Rights Act, Minn. Stat.ss.363.01, et seq.; any and all statutes providing rights and protections of any kind for employees working in the state of Minnesota, and any other federal, state, or local statute, ordinance, regulation or rule, including any attorneys' fees, liquidated damages, punitive damages, and any costs or disbursements that could be awarded in connection with these or any other statutory claims; and claims, charges or causes of action which could be brought based on contract, quasi-contract, implied contract,






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wrongful or constructive discharge, breach of the covenant of good faith and fair dealing, libel, defamation, slander, negligent or intentional infliction of emotional distress, discrimination on any basis prohibited by statute, ordinance or public policy, negligence, interference with business opportunity or with contracts, or unfair insurance practices, and any other cause of action whatsoever, any of which arise on or before the date of the effective date of this Settlement Agreement.

         Russell, for and on behalf of himself and his heirs, administrators, executors, successors and assigns hereby covenants and agrees that he will not file or otherwise pursue any claim, charge, or cause of action against ISS, its parents, subsidiaries, related companies, affiliates, or assigns, or against its current and former directors, officers, agents, attorneys, or employees which relates to the matters released in this paragraph. If Russell breaches this covenant, he shall pay the attorneys' fees and costs of the party against whom the claim, charge or cause of action was asserted, related to securing dismissal of said claim, charge or cause of action.

         9. Assumption of Settlement Agreement Successors and Assignees. ISS's rights and obligations under this Settlement Agreement will inure to the benefit of and be binding upon ISS's successors and assignees. Russell's rights and obligations under this Settlement Agreement will inure to the benefit of and be binding upon his heirs, administrators, executors, successors and assigns.

         10. Oral Modification Not Binding. This instrument is the entire Settlement Agreement of the parties. Oral changes will have no effect. It may be altered only by a written agreement signed by both parties.

         11. Review of Settlement Agreement. The parties to this Settlement Agreement, each affirm and acknowledge that each








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has read the foregoing Settlement Agreement and that each has either consulted with or had the opportunity to consult with an attorney prior to signing this Settlement Agreement. The parties to this Settlement Agreement further affirm and agree that this Settlement Agreement is written in language understandable to them and that each understands the meaning of the terms of this Settlement Agreement and their effect.

         12. Knowing and Voluntary Settlement Agreement: Russell acknowledges that he has entered into this Settlement Agreement knowingly and voluntarily. Russell further acknowledges that he has had a reasonable period of time within which to consider this Settlement Agreement. Russell further acknowledges that he has had the opportunity to retain and be represented by counsel in connection with this Settlement Agreement, whether or not he has elected to retain counsel.

         13. Instrument. The parties agree that this Settlement Agreement may be executed in any number of counterparts, each of which may be deemed an original, and all of which when taken together shall constitute one and the same instrument.

         14. Choice of Forum. The parties agree that any dispute arising over this Settlement Agreement shall be brought exclusively in the appropriate courts in the State of Minnesota.

Dated: February 12, 2002               IMAGE SENSING SYSTEMS, INCORPORATED
                --


                                       By   /s/ Richard P. Braun
                                         -------------------------------
                                            Its:   Chair, Compensation Committee
                                                  ------------------------------


Dated: February 12, 2002               WILLIAM L. RUSSELL
                --

                                       /s/ William L. Russell
                                       ----------------------



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